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                               FIRST AMENDMENT
                                      TO
                         AGREEMENT AND PLAN OF MERGER


     This FIRST AMENDMENT dated as of September 30, 1995 to AGREEMENT AND PLAN OF MERGER made as of May 16, 1995 by and between Crestar Financial Corporation ("Crestar") and Loyola Capital Corporation ("Loyola") recites and provides:

     A. Crestar and Loyola deem it advisable to commence branch closing procedures with respect to seven branches of Loyola FSB prior to the Effective Date.

     B. Loyola is willing to commence these procedures if Loyola can be reasonably assured that the Merger will become effective as anticipated on December 31, 1995.

     C. Crestar is willing to provide Loyola these reasonable assurances by waiving certain conditions precedent to its obligations to consummate the Merger set forth in Section 5.2 of the Agreement.

     D. To induce Crestar to waive certain of these conditions, Loyola is willing to affirm, as of September 30, 1995, the accuracy of its representations and warranties and compliance with its undertakings.

     NOW, THEREFORE, in consideration of the mutual benefit to be derived from this First Amendment, Crestar and Loyola adopt this First Amendment and agree as follows:

          1.   AFFIRMATION OF REPRESENTATION.

     Loyola affirms the representation and warranty made in Section 2.10 of the Agreement as of September 30, 1995.


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          2.   WAIVER BY CRESTAR.  Notwithstanding the provisions of Section
5.2 of the Agreement,

               (i) the accuracy of Loyola's representations and warranties contained in the Agreement at the Closing Date, as required by Section 5.2(a), is waived by Crestar except for Sections 2.2, 2.3 and 2.10, whose satisfaction on the Closing Date shall be required unless thus waived by Crestar;

               (ii)   Loyola's performance of its covenants contained in
Article IV of the Agreement to and through the Closing Date, as required by
Section 5.2(b), are waived by Crestar except for Sections 4.2, 4.9 and 4.13, which shall continue in force to and through the Closing Date unless earlier waived by Crestar;

               (iii) the officer's certificate required by Section 5.2(c) and the opinion required by Section 5.2(d) are, to the extent each covers the matters waived in clauses (i) and (ii), similarly are waived by Crestar; and

               (iv)   Section 5.2(e) is waived by Crestar.

          3. AMENDMENT OF DEFINED TERMS. (a) the term "Material" as defined in Section 8.1 of the Agreement is amended in its entirety to read as follows:

          "Material" means material to Crestar or Loyola (as the case may be) and its respective subsidiaries, taken as a whole, provided, that for the purpose of assuring Loyola's compliance with Sections 4.2(c)(iii), (iv), (v) and (vii) of the Agreement, material shall mean $3 million.


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          (b)  The term "Material Adverse Effect" as defined in Section 8.1 of the Agreement is amended in its entirety to read as follows:

          "Material Adverse Effect," with respect to a Person, means any condition, event, change or occurrence that individually, or in the aggregate with any other condition, event, change or occurrence, is reasonably likely to have a material adverse effect upon (i) the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by this Agreement; PROVIDED, that reduction in Loyola's net income attributable to movements in interest rates shall not by itself constitute a Material Adverse Effect as to Loyola so long as Loyola manages its portfolio gap position in a manner consistent with past practices, AND PROVIDED FURTHER, that for the purpose of determining satisfaction of Section 2.10 by Loyola as of the Closing Date, a condition, event, change or occurrence (or a series of conditions, events, changes or occurrences) shall be deemed to have a "Material Adverse Effect" only if they, in the aggregate and in Crestar's judgment, exercised reasonably, would result in a reduction in Loyola's shareholders equity from its amount at September 30, 1995 of $8.8 million or more.

          4. COOPERATION. Loyola agrees to fully cooperate in implementing the branch closing procedures beginning on September 30, 1995.

          5. NO BOARD APPROVAL. This First Amendment is a waiver referred to in clause (i) of Section 8.7 of the Agreement, and no approval of either the Crestar or Loyola boards of directors is required.


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     IN WITNESS WHEREOF, each of the parties have caused this First Amendment to be executed as of the date first above written.


                                       CRESTAR FINANCIAL CORPORATION


                                       By: /s/ Richard G. Tilghman
                                           -----------------------------------
                                           Richard G. Tilghman
                                           Chairman of the Board and
                                           Chief Executive Officer


                                       LOYOLA CAPITAL CORPORATION


                                       By: /s/ Joseph W. Mosmiller
                                           -----------------------------------
                                           Joseph W. Mosmiller
                                           Chairman of the Board and
                                           Chief Executive Officer





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